Exhibit 99.1

China Marine Details Acquisition of Hi-Power Beverage

Management Also Provides Dates and Locations of Non-Deal Road Show to Meet with Current and Prospective Investors

SHISHI, China, June 15 /PRNewswire-Asia-FirstCall/ -- China Marine Food Group Limited (NYSE Amex: CMFO) ("China Marine" or the "Company"), a manufacturer of Mingxiang® seafood-based snack foods, "Hi-Power" marine algae-based beverages and a distributor of frozen marine catch, is providing details surrounding its January 2010 acquisition of the Hi-Power marine algae-based business in response to investor inquiries.

China Marine initiated conversations with Mr. Qiu Shang Jing ("Mr. Qiu"), the founder of Hi-Power marine algae-based beverage and Shishi Xianghe Food Science and Technology Co., Ltd. ("Xianghe"), after China Marine's chairman and CEO, Pengfei Liu ("Mr. Liu"), was initially introduced in early 2009.  There was no previous business relationship between Mr. Qiu and Mr. Liu and they share no family relationship.

Mr. Qiu had obtained exclusive rights to commercialize a formula for a marine algae-based drink developed by the Yellow Sea Fisheries Research Institute Chinese Academy of Fishery Science and secured an exclusive extract manufacturing contract with a Shandong-based company.  The unique technology and value of the extract process of the marine algae is the extract is clear and odorless thus enabling the product an array of options to which the extract can be added.  After securing an OEM manufacturing relationship for the beverage with a blending facility based in Zhangzhou, Xianghe approached a group of well-known beverage distributors in select provinces and secured initial order commitments based on positive market feedback and analysis. In the middle of 2009, Xianghe began shipping its Hi-Power marine algae-based beverages to distributors who marketed the beverage as a high-protein, low fat content drink which provides customers with a combination of immune system benefits, improved digestion and reductions in hyperglycemia and hypertension.  Hi-Power's target market is health-conscious consumers in China's fast-growing beverage market.   Xianghe subsequently secured four key distributors in the second half of 2009 and through December 31, 2009, Xianghe recorded approximately $7.6 million in sales and was profitable.

As a new beverage company in China, Xianghe did not invest in bottling equipment and a dedicated factory, but outsourced production and labeling under a third party contract with an OEM factory in Zhangzhou.   As a part of the production agreement, Xianghe submitted "short run" orders for production of Hi-Power beverages which were typically shipped right after production to Xianghe's distributors located in Fujian, Zhejiang, Guangdong and Hunan provinces.  As a result of this production arrangement, Xianghe did not maintain any finished inventory at its corporate headquarters.   Sales staff working for the upstart company remained almost entirely in the field with their customers.

"We monitored the progress of Xianghe and Hi-Power for the majority of 2009 before commencing negotiations and ultimately completing the purchase," began Mr. Liu, Chairman and CEO of China Marine. "We built a favorable relationship with Xianghe by providing their team with sales and marketing guidance as they prepared for commercialization.   As we detailed in our public filings, we also built goodwill by offering professional courtesies, such as a corporate office to Xianghe and further assisted Xianghe to register a trademark, an area where we had gained significant experience in China.   We were surprised by the number of other well capitalized companies which were interested in purchasing Xianghe, which further validated our view that acquiring Hi-Power was a significant market opportunity and offered the potential for rapid growth.   We also learned that many beverage companies, including some of the best known global giants, operate in the same way as Xianghe, in terms of outsourcing its bottling segment.  We are pleased with the initial results to date and expect a further acceleration in sales during the second half of this year."

China Marine's acquisition of Xianghe was finalized and effective on January 1, 2010 after due diligence and financial valuation were completed by China Marine and respective independent professional teams, in addition to an audit by a PCAOB-qualified firm which was subsequently completed in the first quarter of 2010.  As detailed in the Company's press release dated January 5, 2010, the acquisition consisted of $27.8 million in cash consideration.

The management of Xianghe, including all sales and marketing staff, joined the China Marine team, will be instrumental in meeting the strategic goals of Hi-Power's marketing strategy.  Xianghe's management and sales team will collaborate with China Marine's Mingxiang®-branded seafood-based snack food sales team to leverage its existing and future distribution channels, which currently cover 2,900 retail sales locations in seven provinces in China.    Similar to China Marine, Xianghe developed a network of distributors with exclusive territories, which sell Hi-Power to retail food stores, restaurant food supply dealers and the hospitality industry.

2010 estimates of revenues from Xianghe are over $20 million with net profit margins anticipated at 20%. Through integrating the product into China Marine's distribution network and expanding distribution to untapped provinces in China, management expects revenues for 2011 to grow to over 60% year over year with a trend toward normalized long-term net profit margins of 25%.   China Marine recorded approximately $4.9 million in sales of Hi-Power though the first five months ended May 31, 2010, which included the seasonally slow first quarter in addition to time allocated by the Company to improve packaging and branding.  Hi-Power sales in May 2010 alone increased by approximately 20% versus April 2010, and the Company anticipates another record sales month of Hi-Power in June and reconfirms its revenue guidance of $20.0 million for the full year 2010.

Non-Deal Road Show and Conference Participation

The management team of China will be in the US on a non-deal road show from July 5 through July 14 and visiting with current and prospective investors in New York, New Jersey and Boston.   China Marine will also present at the Global Hunter Securities China Conference held in San Francisco the July 12 through July 14 of 2010.   The Company will provide a press release to the market detailing the Company's presentation time at a future date.

About China Marine

China Marine Food Group Ltd. is a food and beverage manufacturer of Mingxiang® seafood-based snack foods, "Hi-Power" marine algae-based health drinks, and a wholesaler of frozen marine catch in seven provinces in the PRC. Founded in 1994, China Marine has grown steadily and positioned its Mingxiang® branded products as a category leader in 2,900 retail sales points in the PRC. The Company has received "The Famous Brand" and "Green Food" awards. Located in the Fujian province, it is one of the largest coastal provinces in the PRC and a vital navigation hub between the East China Sea and the South China Sea. The Company is committed to the highest standard of quality control with the ISO9001, ISO14001, HACCP certification and EU export registration.

Forward Looking Statements

This release contains certain "forward-looking statements" relating to the business of China Marine Food Group Limited and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. China Marine Food Group Limited is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction.

For more information, please contact:

COMPANY
Marco Hon Wai Ku, CFO
Suite 815, 8th Floor
Ocean Centre, Harbour City
Kowloon, HONG KONG
Tel: +852-2111-8768
Email: marco.ku@china-marine.cn
Web: www.china-marine.cn

INVESTOR RELATIONS
John Mattio, SVP
HC International, New York
Tel: +1-203-616-5144 (U.S.)
Email: john.mattio@hcinternational.net
Web: www.hcinternational.net